EXHIBIT 5

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D, dated May 2, 2008, is filed on behalf of each of the undersigned and that all subsequent amendments to such statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge and agree that each shall be responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning him contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate. Any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) of the Securities and Exchange Act of 1934, as amended.

RAVIS HOLDINGS I, LLC

/s/ Raj Sutaria
Raj Sutaria	By:	/s/ Bhupatlal K. Sutaria
Bhupatlal K. Sutaria
Manager

/s/ Perry Sutaria	/s/ Maganlal K. Sutaria
Perry Sutaria	Dr. Maganlal K. Sutaria

/s/ Ravi Sutaria	/s/ Bhupatlal K. Sutaria
Ravi Sutaria	Bhupatlal K. Sutaria

P&K HOLDINGS I, LLC
By:	/s/ Perry Sutaria
Perry Sutaria
Manager

RAJS HOLDINGS I, LLC
By:	/s/ Perry Sutaria
Perry Sutaria
Manager